Exhibit 99.1



        LOEHMANN'S HOLDINGS, INC. ANNOUNCES $5.7 MILLION NOTE REDEMPTION
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New York, NY, October 14,2003-Loehmann's Holdings, Inc. (NASDAQ: LHMS) announced the redemption of $5.7 million of its outstanding 11% senior notes, which represents the balance of its outstanding notes. The redemption, effective on November 10, 2003, brings the total amount of notes redeemed, since November 2002, to $26.5 million. The notes will be redeemed at face value and payment will reflect both principal and interest accrued to the redemption date. The notes will cease bearing interest after November 10, 2003, the redemption date.

Robert N. Friedman, Loehmann's Chief Executive Officer, stated, "We are pleased to redeem our remaining notes outstanding. Following this redemption the Company will have no long term indebtedness, which will result in significant interest savings going forward and will further enhance our financial flexibility."

Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 47 stores in major metropolitan markets located in 17 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.